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                                                                     EXHIBIT 8.2

                               [WSGR LETTERHEAD]

                                August 25, 1995

Frame Technology Corporation
333 West San Carlos Street
San Jose, California 95110

Ladies and Gentlemen:

    This opinion is being delivered to you pursuant to Section 6.01(f) of the Agreement and Plan of Merger and Reorganization dated as of June 22, 1995 (the "Merger Agreement") among Adobe Systems Incorporated, a California corporation ("Adobe"), J Acquisition Corporation, a California corporation and wholly-owned subsidiary of Adobe ("Merger Sub"), and Frame Technology Corporation, a California corporation ("Frame"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Frame (the "Merger"), and immediately thereafter Frame will merge with and into Adobe (the "Upstream Merger"). Alternatively, Section
8.04 of the Merger Agreement allows Adobe to amend the Merger Agreement to either (i) not consummate the Upstream Merger or (ii) cause the acquisition of Frame by Adobe to be effected solely by means of a forward merger of Frame with and into Adobe (the "Forward Merger"). You have requested our opinion that whichever is effectuated of (i) the Merger, (ii) the Merger and the Upstream Merger, or (iii) the Forward Merger (the ultimate form of the transaction being referred to as the "Transaction") will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to Frame in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

    1.  The Merger Agreement;

    2. Representations made to us by officers of Adobe and Merger Sub and Frame in officers' certificates (the "Officers' Certificates") and we have assumed that such Officers' Certificates will be updated as of the Effective Time; and

    3. Such other instruments and documents related to the formation, organization and operation of Adobe, Merger Sub and Frame, or to the consummation of the Transaction and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2.  Each merger  undertaken will be effective  under the law of  California;
and

    3. The Upstream Merger (if applicable) will be consummated as soon as reasonably practicable after the Effective Time.
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    Based on  our  examination  of  the  foregoing  items  and  subject  to  the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

        (i) For federal income tax purposes, the Transaction, whether effectuated by the Merger, the Merger and the Upstream Merger, or the Forward Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

        (ii) The discussion entitled "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    2. This opinion addresses only the classification of the Transaction as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Transaction or any other transaction (including any transaction undertaken in connection with the Transaction).

    3. No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement or to any transaction whatsoever, including the Transaction, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Transaction Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.01(f) of the Merger Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation